                               GENERAL TERMS AGREEMENT



                                       between




                                 THE BOEING COMPANY



                                        and



                                     PATS, INC.


                 RELATING TO 737-700 BBJ AUXILIARY FUEL TANK SYSTEMS

                                  TABLE OF CONTENTS

SECTION        TITLE                                                    PAGE
--------       -----                                                    -----
1.0            Definitions                                               2

2.0            Issuance of Purchase Orders and Acceptance                3

2.1            Issuance of Purchase Orders                               3

2.2            Acceptance of Purchase Orders                             4

2.3            Written Authorization to Proceed                          4

2.4            Rejection of Purchase Orders                              4

3.0            Technical Data/Technical Assistance                       4

3.1            Technical Data to be Furnished by Buyer                   4

3.2            Materials Provided by Buyer                               5

4.0            Limitation on Sales of Fuel Tank Systems                  5

5.0            Location of Fuel Tank System Installation                 5

6.0            Aircraft Schedule                                         5

6.1            Aircraft Arrival                                          5

6.2            Development Program-Initial Period of Performance         5

6.3            Installation Time                                         6

6.4            Inspection Inventory                                      6

7.0            Redelivery                                                6

7.1            Operational Ground Check                                  6

7.2            Aircraft Receipt Form                                     6

7.3            Delay                                                     6

7.4            Liquidated Damages                                        7

                                       ii

SECTION        TITLE                                                    PAGE
--------       -----                                                    -----
8.0            Quality Control, Inspection, Rejection and Acceptance     7

8.1            Right of Entry                                            7

8.2            Sellers Inspection                                        8

8.3            Inspection, Rejection and Acceptance                      8

8.4            Sellers Disclosure                                        8

8.5            Product Assurance/Product Support Obligations             8

8.6            Federal Aviation Administration or Equivalent             8

8.7            Certification                                             8

9.0            On-Site Review and Resident Representatives               9

9.1            Review                                                    9

9.2            Language for Technical Information                        9

9.3            Resident Representative                                   9

10.0           Invoice and Payment and Governing Documents               9

10.1           Invoice and Payment                                       9

10.2           Governing Documents                                      10

10.2.1         Product Assurance Agreement                              10

10.2.2         Product Support Requirements                             10

11.0           Changes                                                  10

11.1           General                                                  10

11.2           Obsolescence                                             10

11.3           Notification of Approval of Changes                      11

11.4           Examination of Records for Changes                       11

12.0           Termination for Convenience                              12

                                      iii

SECTION        TITLE                                                    PAGE
--------       -----                                                    -----

12.1

12.2-12.10     Basis for Termination Notice                              12-13

13.0           Events of Default and Remedies                            14

14.0           Excusable Delay                                           17

15.0           Suspension of Work                                        18

16.0           Termination or Cancellation: Indemnity Against
               Subcontractor's Claims                                    18

17.0           Assurance of Performance                                  19

18.0           Responsibility for Property                               19

20.0           Proprietary Information and Items                         20

21.0           Seller's Obligation, Government Requirement               21

21.1           Seller's Obligation, Government Requirement

21.2           Seller's Obligation, Government Requirement               21

22.0           Integrity in Procurement                                  21

23.0           Infringement

24.0 Boeing's rights in Seller's, Patents, Copyrights, trade Secrets & Tooling

25.0           Notices

25.1           Addresses

25.2           Effective Date

25.3           Approval or Consent

26.0           Publicity

                                       iv

SECTION        TITLE                                                     PAGE
--------       -----                                                      -----
27.0           Title and Risk of Loss of Aircraft and Goods

28.0           General/Airport Premises Liability Insurance and
               Hangarskeeper Legal Liability Insurance

29.2           Certificate of Insurance

29.3           Notice of Damage or Loss

30.0           Responsibility for Performance

30.1           Subcontracting

30.2           Reliance

30.3           Assignment

31.0           Non-Waiver

32.0           Headings

33.0           Partial Invalidity

34.0           Applicable Law

35.0           Amendment

36.0           Limitation

37.1           Inclusion of Taxes in Price

37.2           Litigation

37.3           Rebates

38.0           Foreign Procurement Offset

39.0           Entire Agreement/Order of Precedence

39.1           Entire Agreement

39.2           Incorporated by Reference

39.3           Order of Precedence

39.4           Disclaimer

                              GENERAL TERMS AGREEMENT

                                    RELATING TO

                                  BOEING PRODUCTS

THIS GENERAL TERMS AGREEMENT ("Agreement") is entered into as of November 18, 1997 by PATS, Inc. ("Seller"), a corporation, with its principal office in Columbia, Maryland and The Boeing Company, a Delaware corporation with its principal office in Seattle, Washington acting by and through its division the Boeing Commercial Airplane Group ("Boeing").

                                   RECITALS

A.   Boeing produces commercial airplanes.

B. Seller desires to design, manufacture, install, test and certify auxiliary fuel tank systems for 737-700 BBJ Aircraft, and Seller wishes to utilize Buyer's proprietary technical requirements documents and other Buyer proprietary technical information and data for that purpose.

C. Seller further desires to sell auxiliary fuel tank systems to Buyer and install such systems on 737-700 BBJ Aircraft as directed by Buyer.

D. Buyer is willing to disclose its proprietary technical requirements documents and other of its proprietary information, data and documents to Seller and is prepared to monitor (and, at Buyer's discretion, assist with) Seller's design, installation, testing and certification of auxiliary fuel tank systems for 737-700 BBJ Aircraft; all on the condition that Seller will keep such proprietary documents, information and data confidential and not use such documents, information or data in any way in connection with the sale of such systems to any customer other than Buyer.

E. Buyer and Seller wish to enter into an agreement establishing a framework for facilitating (2) the design, manufacture, testing and certification of auxiliary fuel tank systems by Seller, (2) the sale of such systems by Seller to Buyer, and (3) the installation of such systems, when purchased by Buyer, on aircraft owned by Buyer's customers; all in accordance with individual purchase orders which will subsequently be issued by Buyer and accepted by Seller.

F. Buyer and Seller entered into Special Business Provisions and Product Support and Assurance Agreement relating to these same products.

                                      AGREEMENTS

1.0              DEFINITIONS
                 The definitions set forth below shall apply to the following terms as they are used in this Agreements, any Order, or any related Special Business Provisions ("SBP)"). Words importing the singular number shall also include the plural number and vice versa.

          (a) "Aircraft" are Boeing models 737-700 BBJ Airplanes in which Seller shall install a Fuel Tank System (as defined below) pursuant to a contract between Buyer and Seller.

          (b) Customer" means any owner, lessee and/or operator of a 737-700 BBJ Aircraft who has contracted with Buyer for the purchase and/or installation of a fuel tank system.

          (c) "Derivative" means any new model airplane designated by Boeing as a derivative of an existing Model airplane and which: (1) has the same number of engines as the existing model airplane;
                 (2) utilizes essentially the same aerodynamic and propulsion design, major assembly components, and systems as the existing model airplane and (3) achieves other payload/range combinations by changes in body length, engine thrust, or variations in certified gross weight.

          (d) "Drawing" means an automated or manual depiction of graphics or technical information representing a Product or any part thereof and which includes the parts list and specifications related thereto.

          (e) "End Item Assembly" means any Product which is described by a single part number and which is comprised of more than one component part.

          (f) "FAA" means the United States Federal Aviation Administration or any successor agency thereto.

          (g) "FAR" means the Federal Acquisition Regulations in effect on the date of this Agreement.

          (h) "Fuel Tank System" means any 737-700 BBJ Auxiliary Fuel Tank System designed, manufactured, tested, or certified for, or installed aboard, an aircraft through reference to or use of any technical data and/or with technical assistance from Buyer personnel.

          (i) "Goods" means one or more fuel Tank Systems, including services related there to, covered by a single Order.

          (j) "Materiel Representative" means the individual designated from time to time, by Boeing as being primarily responsible for interacting with Seller regarding this Agreement and any Order.

          (k) "Order" means each purchase order issued by Boeing and accepted by Seller under the terms of this Agreement. Each Order is a contract between Boeing and Seller.

          (1) "Product" means goods, including components and parts thereof, services, documents, data, software, software documentation and other information or items furnished or to be furnished to Boeing under any Order, including Tooling except for Rotating Use Tools.

          (m) "Purchased on Assembly Production Detail Part (POA)" means a component part of an End Item Assembly.

          (n) "Redelivery" is the delivery of the Aircraft from Seller to Buyer or Customer after the installation of the Fuel Tank System.

          (o) "Shipset" means the total quantity of a given part number of material necessary for production of one airplane.

          (p) "Services" means Seller's services in connection with the design, manufacture, installation, testing, or certification of Fuel Tank Systems for, or the installation of Fuel Tank Systems aboard, 737-700 BBJ Aircraft pursuant to an Order.

          (q) "Technical Data" means any technical requirements documents, other documents or materials, and Proprietary Information (as defined in Clause 3.0 of this Agreement) which are provided or disclosed to Seller under this Agreement and/or pursuant to an Order or Orders.

2.0       ISSUANCE OF ORDERS AND ACCEPTANCE

2.1       ISSUANCE OF PURCHASE ORDERS
          Boeing may issue Orders to Seller from time to time. Each Order shall contain a description of the Products ordered, a reference to the applicable specifications and Drawings, the quantities and prices, the delivery schedule, the terms and place of delivery and any special conditions.

          Each Order which incorporates this Agreement shall be governed by and be deemed to include the provisions of this Agreement. Purchase Order Terms and Conditions, Form D1-4100-4045, Form P252T and any other purchase order terms and conditions which may conflict with this Agreement, do not apply to the Orders.

2.2       ACCEPTANCE OF PURCHASE ORDERS

          Each purchase order is Boeing's offer to Seller and acceptance is strictly limited to its terms. Boeing will not be bound by and specifically objects to any term or condition which is different from or in addition to the provisions of the Order, whether or not such term or condition will materially alter the Order. Seller's commencement of performance or acceptance of the Order in any manner shall conclusively evidence Seller's acceptance of the Order as written. Boeing may revoke any Order prior to Boeing's receipt of Seller's written acceptance or Seller's commencement of performance in accordance with Section 12-1 herein.

2.3       WRITTEN-AUTHORIZATION TO PROCEED

          Boeing's Materiel Representative may give written authorization to Seller to commence performance before Boeing issues an Order. If Boeing in its written authorization specifies that an Order will be issued, Boeing and Seller shall proceed as if an Order had been issued. This Agreement, the applicable SBP and the terms stated in the written authorization shall be deemed to be part of Boeing's offer and the parties shall promptly agree on any open Order terms. If Boeing does not specify in its written authorization, Boeing's obligation is strictly limited to the terms of the written authorization that an order shall be issued. For purposes of this
          Section 2.3 only, written authorization includes electronic transmission chosen by Boeing. If Seller commences performance before an Order is issued or without receiving Boeing's prior authorization to proceed, such performance shall be at Seller's expense.

2.4       REJECTION OF PURCHASE ORDER.
          Any rejection by Seller of an Order shall specify the reasons for rejection and any changes or additions that would make the Order acceptable to Seller; provided, however, that Seller may not reject any Order for reasons inconsistent with the provisions of this Agreement or the applicable SBP.

3.0       TECHNICAL DATA/TECHNICAL ASSISTANCE

3.1       TECHNICAL DATA TO BE FURNISHED BY BUYER
          Technical Data to be furnished by Buyer to Seller under this Agreement shall include, but is not necessarily limited to Exhibit "A": hereto. Other Technical Data, as well as technical assistance from Buyer personnel, shall be provided by Buyer to Seller as and to the extent that Buyer, in its sole and absolute discretion, deems appropriate.

3.2       MATERIALS PROVIDED BY BUYER
          It is acknowledged and agreed by Seller that all technical requirements documents and/or other documents or materials provided by Buyer to Seller under this Agreement are presumed to be and will be treated as proprietary to Buyer.

4.0       LIMITATION ON SALES OF FUEL TANK SYSTEMS
          Seller desires to use Buyer's valuable Technical Data and/or receive valuable technical assistance from Buyer's personnel in connection with Seller's design, development, manufacture, testing, certification and/or installation of auxiliary fuel tank systems for 737-70OBBJ Aircraft.

          In consideration of Buyer's disclosure of Technical Data and/or providing of technical assistance to Seller under this Agreement and of other agreements contained herein Seller agrees to sell Fuel Tank Systems only to Buyer.

5.0       LOCATION OF FUEL TANK SYSTEM INSTALLATION
          The Order shall be performed at PATs support, Inc. Georgetown, Delaware and Seller shall not change the location of the performance of the Order or the Aircraft without the prior written consent of Buyer.

6.0       AIRCRAFT SCHEDULE

6.1       AIRCRAFT ARRIVAL
          In each Order, Buyer shall specify an estimated arrival date of the Aircraft. Seller acknowledges that such date is only Buyer's best estimate and Buyer shall not be responsible for or be deemed to be in default under the Order if an arrival date is changed. In the event an arrival date of the Aircraft is different from the one set forth in the Order, the parties shall negotiate a revised arrival and Redelivery date. Notwithstanding the provision for an equitable adjustment in Clause 11.0, "Changes," any change in arrival date shall not entitle Seller to an equitable adjustment in the Order price or in the installation time set forth below.

6.2       DEVELOPMENT PROGRAM - INITIAL PERIOD OF PERFORMANCE
          Seller agrees that the period of performance required for the Development Program (period from issuance of the first Order under the Agreement to certification of the first airplane of each model for several tank configurations) shall be as reflected in Exhibit "A".

6.3       INSTALLATION TIME
          Seller acknowledges that time is of the essence in performing the Order and the maximum time for installation of a Fuel Tank System for each Aircraft type and Redelivery to Customer is:

     First Aircraft                                    67 Calendar Days
     Second Aircraft                                   30 Calendar Days
     Third Aircraft                                    21 Calendar Days
     Fourth Aircraft and all Subsequent Aircraft       14 Calendar Days

          Provided that not more than one aircraft is delivered every two weeks (nose to tail). Schedules for Aircraft installations in excess of two
          (2) per month will be agreed to on a case-by-case basis,

6.4       INSPECTION/INVENTORY
          Upon arrival of the Aircraft at Seller's installation site, Seller and Customer shall inspect the Aircraft and its equipment to identify any obvious damage or condition either party deems notable and make an inventory of the installed equipment, cargo and other appropriate items aboard the Aircraft.

          Following completion of the inspection and inventory, Seller will provide to Buyer and Customer written acknowledgment of receipt of the Aircraft, its condition and a copy of the inventory report essentially in the form of Exhibit: "B" hereto.

7.0       REDELIVERY

7.1       OPERATIONAL GROUND CHECK
          Promptly after completion of the installation of the Fuel Tank System, Seller shall conduct an operational ground check on the Aircraft in accordance with Seller's "Technical Order" criteria as may be applicable for the purpose of demonstrating to Customer and Buyer that the Fuel Tank System is operational.

7.2       AIRCRAFT RECEIPT FORM
          Seller shall redeliver the recorded inventory and the Aircraft to Customer after installation of the Fuel Tank System. Seller shall provide Buyer an Aircraft Receipt Form essentially in the form of Exhibit "C" hereto executed by Seller and Customer and any other forms that may be required by Buyer, Customer or the FAA.

7.3       DELAY
          Redelivery of the Aircraft with the Fuel Tank System installed shall be strictly in accordance with the schedule and other requirements specified in the applicable Order. Seller shall immediately notify Buyer and confirm in writing of any circumstance that may cause a delay in Redelivery, stating the estimated period of delay and the reasons therefor. If requested by Buyer, Seller shall use additional effort including premium effort to avoid or minimize delay to the maximum extent possible. All additional costs resulting from such premium effort shall be borne by the party responsible for the delay, Nothing herein may be construed to prejudice any of the rights or remedies provided to Buyer in the applicable Order or by law.

7.4       LIQUIDATED DAMAGES

          Seller acknowledges that late delivery of Products will subject Boeing to certain losses and damages, including possible stoppage or interruption of the production line, utilization of additional employee and other resources, damage to Boeing's reputation with its customers and additional costs resulting from re-sequencing the production line. The parties agree that such losses and damages will be substantial, but extremely difficult and impracticable to ascertain.

          Therefore, the parties agree that if Seller fails to deliver products in accordance with the schedule set forth in the Order, Seller will owe liquidated damages in the amount of ten thousand United States Dollars (U.S. $10,000.00) for each calendar day that seller is late in delivering products after the scheduled delivery date, up to a maximum of ten (10) calendar days.

          Such amounts shall be paid and received as liquidated damages and not as a penalty. The parties acknowledge and agree that this amount is presently a reasonable estimate of Boeing's anticipated losses and damages considering all of the circumstances existing on the date of the execution of this Agreement, including the relationship of the amount of such liquidated damages to the degree of harm to Boeing that reasonably could be anticipated. Further, the parties expect that proof of actual damages would be impractical or extremely difficult. Boeing shall be entitled, but not obligated, to offset the amount of such liquidated damages against any amount owed to Seller.

          In placing its initials in the space provided below, Seller expressly confirms the accuracy of the statement made above and fully understands the consequences of this provision at the time this Agreement was made.

          Initials: Seller
                           -----------------

8.0       QUALITY CONTROL INSPECTION, REJECTION AND ACCEPTANCE

8.1       RIGHT OF ENTRY
          Buyer, Customer's representatives and the FAA may inspect Seller's plant, facilities, systems, equipment, testing, data, personnel and the Goods including without limitation, work in process and equipment manufactured for installation in the Aircraft. Such inspection shall be performed on a non-interference basis. No inspection, test and no delay or failure to inspect, test or to discover any defect or other noncompliance shall relieve Seller of any of its obligations or impair any rights or remedies of Buyer or Customers.

8.2       SELLER'S INSPECTION
          Seller shall inspect or otherwise verify that all Products and components thereof, including those procured from or furnished by subcontractors or Boeing, comply with the requirements of the Order prior to shipment to Boeing or 'Customer. Seller shall be responsible for all tests and inspections of the Product and any component thereof during receiving, manufacture and Seller's final inspection. Seller shall include on each packing sheet a certification that the Products comply with the requirements of the Order.

8.3       INSPECTION, REJECTION AND ACCEPTANCE
          Upon Seller's written notification that its performance under the Order has been completed, Buyer may make a final inspection and accept the Goods. Buyer may reject any or all of the Goods or any tender thereof which is not strictly in conformance with the requirements of the Order and notify Seller of such rejection. At Seller's risk and expense, Seller shall immediately repair or replace such rejected Goods. All repair, replacement, and other corrections shall be completed within such time as Buyer may require.

8.4       SELLER'S DISCLOSURE
          Seller will immediately notify Boeing when discrepancies in Seller's processes or Products are discovered or suspected for Products Seller has delivered.

8.5       PRODUCT ASSURANCE/PRODUCT SUPPORT OBLIGATIONS
          Buyer's acceptance of any Goods does not alter or affect the obligations of Seller or the rights of Buyer and Customers under the Product Assurance and Product Support documents listed in the "Product Assurance and Product Support," or as provided by law.

8.6       FEDERAL AVIATION ADMINISTRATION OR EQUIVALENT
          Government Agency Inspection
          Representatives of Boeing, the FAA or any equivalent government agency may inspect and evaluate Seller's plant including, but not limited to, Seller's and subcontractor's facilities, systems, data, equipment, inventory, holding areas, procedures, personnel, testing, and all work-in-process and completed Products. For purposes of this Section 8.6 equivalent government agency shall mean those governmental agencies so designated by the FAA or those agencies within individual countries which maintain responsibility for assuring aircraft airworthiness.

8.7       CERTIFICATION
          A certification shall be provided that materials and/or finished parts have been controlled and tested in accordance with and will meet specified Order requirements and applicable specifications and that records are on file subject to Buyer's examination. Copies of manufacturing planning, test and inspection results or certifications shall be furnished to Buyer upon request.

9.0       ON SITE REVIEW AND RESIDENT REPRESENTATIVES


9.1       REVIEW
          At Buyer's request, Seller shall provide at Buyer's facility, or at a place designated by Buyer, a review explaining the status of any Order, actions taken or planned to be taken relating to such Order and any other relevant information. Nothing herein may be construed as a waiver of Buyer's rights to proceed against Seller because of any delinquency.

          Boeing's authorized representatives may enter Seller's plant at all reasonable times to conduct preliminary inspections and tests of the Products and work-in-process. Seller shall include in it subcontracts issued on connection with an Order a like provision giving Boeing the right to enter the premises of Seller's subcontractors. When requested by Boeing, Seller shall accompany Boeing to Seller's subcontractors.

9.2       LANGUAGE FOR TECHNICAL INFORMATION
          All reports, drawings and other technical information submitted to Boeing for review or approval shall be in English and shall employ the units of measure customarily used by Boeing in the U. S. A.

9.3       RESIDENT REPRESENTATIVES
          Buyer may in its discretion and for such periods as it deems necessary assign resident personnel at Seller's facilities in addition to the resident Quality Control personnel provided for in Clause 8.1, "Right of Entry". The resident team will function under the guidance of Buyer's manager who will provide program coordination within the scope of the work authorized by any Order. The resident team will provide communication and coordination to ensure timely performance of any Order. Buyer's resident team shall be allowed access to all work areas, Order status reports and management review necessary to assure timely coordination and conformance with the requirements of each Order. Seller, however, remains fully responsible for performing in accordance with each Order.

10.0      INVOICE AND PAYMENT GOVERNING DOCUMENTS

10.1      INVOICE AND PAYMENT
          Unless otherwise provided in the applicable Order, invoicing and payment shall be in accordance with SBP Attachment #7.

10.2      GOVERNING DOCUMENTS
          Seller acknowledges that Buyer and Customer must be able to rely on the Fuel Tank System performing as specified and that Seller will provide the required support services. Accordingly, the provisions of the following documents are incorporated herein and by this reference made a part hereof;

10.2.1    "Product Assurance Agreement Relating to the Fuel Tank System" dated
          (TBD), as revised from time to time.

10.2.2    "Produce Support Requirements Document," No. D6-41186,
          _____________,dated _________ as revised from time to time.

11.0      CHANGES

11.1      GENERAL
          Buyer's Materiel Representative may at any time by written change order make reasonable changes within the general scope of an Order in any one or more of the following: (1) Technical Data and other technical requirements and descriptions, specifications, drawings or designs related thereto: (b) place of delivery, inspection or acceptance of the Goods. Seller shall proceed immediately to perform the Order as changed. If any such change causes an increase or decrease in the cost of or the time required for the performance of any part of the Order, whether changed or not changed by the change order, an equitable adjustment shall be made in the price of or the delivery schedule for such Order, and such Order shall be modified in writing accordingly.

          Any claim by Seller for adjustment under this Clause must be received by Buyer in writing within thirty (30) days from the date of receipt by Seller of the written change order or within such further time as the parties may agree in writing or such claim shall be deemed waived. Nothing in this Clause shall excuse Seller from proceeding with an Order as changed, including failure of the parties to agree on any adjustment to be made under this Clause.

          If Seller considers that the conduct of any of Buyer's employees has constituted a change hereunder, Seller shall immediately notify Buyer in writing as to the nature of such change and its effect on Seller's performance. Pending direction from Buyer's Materiel Representative, Seller shall take no action to implement any such change.

11.2      OBSOLESCENCE
          Claims for obsolete or surplus material and work-in-process created by change orders issued pursuant to this Clause shall be subject to the procedures set forth in Clause 12.0, "Termination - Convenience." Payment for obsolete or surplus materials shall be made by check deposited as first class mail in the United States Postal Service to the address designated by Seller in SBP Clause 9.1, "Addresses." Payment will be made on the tenth (10th) day of the month following the month of the obsolescence claim settlement.

11.3      NOTIFICATION OF APPROVAL OF CHANGES
          With respect to the Fuel Tank System, Seller shall notify Buyer whenever Seller's design or development activities indicate the need for any configuration detail or function to differ from the configuration in Seller's approved design.

          With respect to the Fuel Tank System, Seller shall obtain Buyer's approval prior to incorporation of:

      A.  Changes to acceptance test procedures or equipment;

      B.  Changes which alter the form, fit or function of the Fuel Tank System;

      C. Changes which affect the repair or replacement interchangeability of the Fuel Tank System;

      D.  "Changes to processes;

      E. Changes involving material or component substitutions or finish changes;

      F. Changes which alter the weight, center of gravity or moment of inertia of the Fuel Tank System; or

      G. Changes which affect the descriptions or operations outlined in Buyer's or Seller's overhaul manuals.

11.4      EXAMINATION OF RECORDS FOR CHANGES
          Seller shall maintain complete and accurate cost records related to all changes to Orders. Such records shall support all services performed, allowances claimed and costs incurred by Seller in the performance of each Change Order, including, but not limited to those factors which comprise or affect direct labor hours, material costs, burden rates and subcontracts. Such records and other data shall be capable of verification through audit and analysis by Buyer and be available to Buyer at Seller's facility for Buyer's examination and aid at all reasonable times from the date of the applicable Change Order until one (1) year after final payment under such change order. Seller shall provide assistance to interpret such data if required by Buyer. The purpose of such examination shall be for Buyer to obtain complete information concerning Seller's performance for use by Buyer-directed changes and negotiation of termination; obsolescence claims. All such information so obtained shall be treated as confidential.

12.0      TERMINATION FOR CONVENIENCE

12.1      BASIS FOR TERMINATION: NOTICE
          Boeing may, from time to time and at Boeing's sole discretion, terminate all or part of any Order issued hereunder, by written notice to Seller. Any such written notice of termination shall specify the effective date and the extent of any such termination. Any such notice of termination for an individual order will not change Buyer's requirements to purchase 120 systems.

12.2      TERMINATION INSTRUCTIONS
          On receipt of a written notice of termination pursuant to GTA Section 12.1, unless otherwise directed by Boeing, Seller shall:

      A.  Immediately stop work as specified in the notice.

      B. Immediately terminate its subcontracts and purchase orders relating to work terminated;

      C. Settle any termination claims made by its subcontractors or suppliers; provided, that Boeing shall have approved the amount of such termination claims prior to such settlement.

      D.  Preserve and protect all terminated inventory and Products;

      E. At Boeing's request, transfer title (to the extent not previously transferred) and deliver to Boeing or Boeing's designees all supplies and materials, work-in-process, Tooling and manufacturing drawings

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

          and data produced or acquired by Seller for the performance of this Agreement and any Order, all in accordance with the terms of such request.

      F. Take all reasonable steps required to return, or at Boeing's option and with prior written approval to destroy all Boeing Proprietary Information and Items in the possession, custody or control of Seller.

      G. Take such other action as, in Boeing's reasonable opinion, may be necessary and as Boeing shall direct in writing to facilitate termination of this Order; and

      H.  Complete performance of the work not terminated.

12.3      SELLER'S CLAIM
          If Boeing terminates an Order in whole or in part pursuant to Section
          12.1 above, Seller shall have the right to submit a written termination claim to Boeing in accordance with the terms of this
          Section 12.3. Such termination claim shall be submitted to Boeing not later than six (6) months after Seller's receipt of the termination notice and shall be in the form prescribed by Boeing. Such claim must contain sufficient detail to explain the amount claimed, including detailed inventory schedules and a detailed breakdown of all costs claimed separated into categories (e.g., materials, purchased parts, finished components, labor, burden, general and administrative), and to explain the basis for allocation of all other costs. Seller shall be entitled to be compensated in accordance with and to the extent allowed under the terms of FAR 52-249-2(e)-(m) excluding (i), (as published in 48 CFR

12.4      FAILURE TO SUBMIT A CLAIM
          Notwithstanding any other provision of this Section 12.0, if Seller fails to submit a termination claim within the time period set forth above, Seller shall be barred from submitting a claim and Boeing shall have no obligation for payment to Seller under this Section 12.0 except for those Products previously delivered and accepted by Boeing.

12.5      PARTIAL TERMINATION
          Any partial termination of an Order shall not alter or affect the terms and conditions of the Order or any Order with respect to Products not terminated.

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

12.6      PRODUCT PRICE
          Termination under any of the above paragraphs shall not result in any change to unit prices for Products not terminated.

12.7      EXCLUSIONS OR DEDUCTIONS
          A. All unliquidated advances or other payments made by Boeing to Seller pursuant to a terminated Order.
          B.   Any claim which Boeing has against Seller;
          C.   The agreed price for scrap allowance;
          D. Except for normal spoilage and any risk of loss assumed by Boeing, the agreed fair value of property that is lost, destroyed, stolen or damaged.

12.8      PARTIAL PAYMENT/PAYMENT
          Payment, if any, to be paid under this Section 12.0 shall be made thirty (30) days after settlement between the parties or as otherwise agreed to between the parties. Boeing may make partial payments and payments against costs incurred by Seller for the terminated portion of the Order, if the total of such payments does ont exceed the final amount determined to be due, Seller shall repay the xecess to, Boeing upon demand.

12.9      SELLER'S ACCOUNTING PRACTICES
          Boeing and Seller agree that Seller's "normal accounting practices" used in developing the price of the Product(s) shall also be used in determining the allocable costs at termination. For purposes of this
          Section 12.9, Seller's "normal accounting practices" refers to Seller's method of charging costs as either a direct charge, overhead expense, general administrative expense, etc.

12.10     RECORDS
          Unless otherwise provided in this Agreement or by law, Seller shall maintain all records and documents relating to the terminated portion of the Order for three (3) years after final settlement of Seller's termination claim.

13.0      EVENTS OF DEFAULT AND REMEDIES

13.1      EVENTS OF DEFAULT
          The occurrence of any one or more of the following events shall constitute an "Event of Default":

     A. Any failure by Seller to deliver, when and as required by this Agreement or any Order, any Product, except as provided in GTA Section 14.0; or

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

     B. Any failure by Seller to provide an acceptable Assurance of Performance within the time specified in GTA Section 17.0, or otherwise in accordance with applicable law; or,

     C. Any failure by Seller to perform or comply with any obligation set forth in GTA Section 20.0; or

     D. Seller is or has participated in the sale, purchase or manufacture of airplane parts without the required approval of the FAA.

     E. Any failure by Seller to perform or comply with any obligation (other than as described in the foregoing Sections 13.1.A, 13.1.B, 13.1.C and 13.1.D) set forth in this Agreement and such failure shall continue unremedied for a period of thirty (30) days or more following receipt by Seller of notice from Boeing specifying such failure; or

     F.   (a) the suspension, dissolution or winding-up of Seller's business,
          (b) Seller's insolvency, or its inability to pay debts, or its nonpayment of debts, as they become due, (c) the institution of reorganization, liquidation or other such proceedings by or against Seller or the appointment of a custodian, trustee, receiver or similar Person for Seller's properties or business, (d) an assignment by Seller for the benefit of its creditors, or (e) any action of Seller for the purpose of effecting or facilitating any of the foregoing.

13.2      REMEDIES
          If any Event of Default shall occur:

     A.   CANCELLATION
          Boeing may, by giving written notice to Seller, immediately cancel this Agreement and/or any Order, in whole or in part, and Boeing shall not be required after such notice to accept the tender by Seller of any

          Products with respect to which Boeing has elected to cancel this Agreement.

     B.   COVER
          Boeing may manufacture, produce or provide, or may engage any other persons to manufacture, produce or provide, any Products in substitution for the Products to be delivered or provided by Seller hereunder with respect to which this Agreement or any Order has been canceled and, in addition to any other remedies or damages available to Boeing hereunder or at law or in equity, Boeing may recover from Seller the difference between the price for each such Product and the aggregate expense, including, without limitation, administrative and other indirect costs, paid or incurred by Boeing to manufacture, produce or provide, or engage other persons to manufacture, produce or provide, each such Product.

     C.   SETOFF
          Boeing shall, at its option, have the right to set off against and apply to the payment or performance of any obligation, sum or amount owing at any time to Boeing hereunder or under any Order, all deposits, amounts or balances held by Boeing for the account of Seller and any amounts owned by Boeing to Seller, regardless of whether any such deposit, amount, balance or other amount or payment is then due and owing.

     D.   TOOLING AND OTHER MATERIALS
          As compensation for the additional costs which Boeing will incur as a result of the actual physical transfer of production capabilities from Seller to Boeing or Boeing's designee, Seller shall upon the request of Boeing, transfer and deliver to Boeing or Boeing's designees title to any or all (i) Tooling, (ii) Boeing-Furnished material (iii) raw materials, parts, work-in-process, incomplete or completed assemblies, and all other Products or parts thereof in the possession or under the effective control of Seller or any of its subcontractors (iv) Proprietary Information and Materials of Boeing including without limitation planning data, drawings and other Proprietary Information and Materials relating to the design, production, maintenance, repair and use of Tooling, in the possession or under the effective control of Seller or any of its subcontractors, in each case free and clear of all liens, claims or other rights of any person.

          Seller shall be entitled to receive from Boeing reasonable compensation for any item accepted by Boeing which has been transferred to Boeing pursuant to this Section 13.2.E (except for any item the price of which shall have been paid to Seller prior to such transfer); provided, however, that such compensation shall not be paid directly to Seller, but shall be accounted for as a setoff against any damages payable by Seller to Boeing as a result of any Event of Default.

     E.   REMEDIES GENERALLY
          No failure on the part of Boeing in exercising any right or remedy hereunder, or as provided by law or in equity, shall impair, prejudice or constitute a waiver of any such right or remedy, or shall be construed as a waiver of any Event of Default or as an acquiescence therein. No single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No acceptance of partial payment or performance of any of Seller's obligations hereunder shall constitute a waiver of any Event of Default or a waiver or release of payment or performance in full by Seller of any such obligation. All rights and remedies of Boeing hereunder and at law and in equity shall be cumulative and not mutually exclusive and the exercise of one shall not be deemed a waiver of the right to exercise any other. Nothing contained in this Agreement shall be construed to limit any right or remedy of Boeing now or hereafter existing at law or in equity.

14.0      EXCUSABLE DELAY
          If delivery of any Product is delayed by unforeseeable circumstances beyond the control and without the fault or negligence of Seller or of its suppliers or subcontractors (any and without the fault or negligence of Seller or of its Suppliers or subcontractors (any such delay being hereinafter referred to as "Excusable Delay"), the delivery of such Product shall be extended for a period to be determined by Boeing after an assessment by Boeing of alternate work methods. Excusable Delays may include, but are not limited to, acts of God, war, riots, acts of government, fires, floods, epidemics, quarantine restrictions, freight embargoes, strike or unusually severe weather, but shall exclude Seller's noncompliance with any rule, regulation or order promulgated by any governmental agency for or with respect to environmental protection. However, the above notwithstanding, Boeing expects Seller to continue production, recover lost time and support all schedules as established under this Agreement or any Order. Therefore, it is understood and agreed that
          (i) delays of less than two (2 days' duration shall not be considered to be Excusable Delays unless such delays shall occur within thirty
          (30) days preceding the scheduled delivery date of any Product and
          (ii) if delay in delivery of any Product is caused by the default of any of Seller's subcontractors or suppliers, such delay shall not be considered an Excusable Delay unless the supplies or services to be provided by such subcontractor or supplier are not obtainable from other sources in sufficient time to permit Seller to meet the applicable delivery schedules. If delivery of any Product is delayed by any Excusable Delay for more than three (3) months,

          Boeing may, without any additional extension, cancel all or part of any Order with respect to the delayed Products, and exercise any of its remedies in accordance with GTA Section 13.2 provided, however, that Boeing shall not be entitled to monetary damages or specific performance to the extent Seller's breach is the result of an Excusable Delay.

15.0      SUSPENSION OF WORK
          Boeing may at any time, by written order to Seller, require Seller to stop all or any part of the work called for by this Agreement hereafter referred to as a "Stop Work Order" issued pursuant to this
          Section 15.0 On receipt of a Stop Work Order, Seller shall promptly comply with its terms and take all reasonable steps to minimize the occurrence of costs arising from the work covered by the Stop Work Order during the period of work stoppage. Within the period covered by the Stop Work Order (Including any extension thereof), but not to exceed thirty (30) days duration, Boeing shall either (i) cancel the Stop Work Order or (ii) terminate or cancel the work covered by the Stop Work Order in accordance with the provisions of GTA Section 12.0 or 13.0 In the event the Stop Work Order is canceled by Boeing or the period of the Stop Work Order (including any extension thereof) expires, Seller shall promptly resume work in accordance with the terms of this Agreement or any applicable Order.

16.0 TERMINATION OR CANCELLATION AND INDEMNITY AGAINST SUBCONTRACTOR CLAIMS Boeing shall not be liable for any loss or damage resulting from any termination for Buyer's convenience pursuant to GTA Section 12.1, except as expressly provided in GTA Section 12.3 or any cancellation under GTA Section 13.0 except to the extent that such cancellation shall have been determined by Boeing and Seller to have been wrongful, in which case such wrongful cancellations hall be deemed a termination pursuant to GTA Section 12.1 and therefore shall be limited to the payment to Seller of the Amount or amounts identified in GTA Section
          12.37 As subcontractor claims are included in Seller's termination claim pursuant to GTA Section 12.3, Seller shall indemnify Boeing and hold Boeing harmless from and against (is) any and all claims, suits and proceedings against Boeing by any subcontractor or supplier of Seller in respect of any such termination and (ii) and any and all costs, expenses, losses, and damages incurred by Boeing in connection with any such claim, suit or proceeding.

17.0      ASSURANCE OF PERFORMANCE
     A.   SELLER TO PROVIDE ASSURANCE
          If Boeing determines, at any time or from time to time, that it is not sufficiently assured of Seller's full, timely and continuing performance hereunder, or if for any other reason Boeing has reasonable grounds for insecurity, Boeing may request by notice to Seller, written assurance

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

          (hereafter an "Assurance of Performance") with respect to any specific matters affecting Seller's performance hereunder, that Seller is able to perform all of its respective obligations under this Agreement when and as specified herein. Each Assurance of Performance shall be delivered by Seller to Boeing as promptly as possible, but in any event no later than 15 calendar days following Boeing's request therefore and each Assurance of Performance shall be accompanied by any information, reports or other materials, prepared by Seller, as Boeing may reasonably request. Boeing may suspend all or any part of Boeing's performance hereunder if Boeing fails to receive an Assurance of Performance from Seller satisfactory in form and substance to Boeing.

     B. Boeing may request one or more meetings with senior management or other employees of Seller for the purpose of discussing any request by Boeing for Assurance of Performance or any Assurance of Performance provided by Seller. Seller shall make such persons available to meet with representatives of Boeing as soon as may be practicable following a request for any such meeting by Boeing and Seller shall make available to Boeing any additional information reports or other materials in connection therewith as Boeing may reasonably request.

18.0      RESPONSIBILITY FOR PROPERTY
          On delivery to Seller or manufacture of acquisition by it of any materials, parts, Tooling or other property (excluding the Aircraft), title to any of which is held by Buyer, Seller shall assume the risk of and shall be responsible for any loss thereof or damage thereto. In accordance with the provisions of an Order, but in any event on completion thereof, Seller shall return such property to Buyer in the condition in which it was received except for reasonable wear and tear and except to the extent that such property has been incorporated in the Products delivered under such Order or has been consumed in the normal performance of work under such Order.

          Seller warrants to Boeing that it has good title to all inventory, work-in-process, tooling and materials to be supplied by Seller in the performance of its obligations under any Order ("Inventory")), and that pursuant to the provisions of such Order, it will transfer to Boeing title to such Inventory, whether transferred separately or as part of any Product delivered under the Order, free of any liens, charges, encumbrances or rights of others.

20.0      PROPRIETARY INFORMATION AND ITEMS
          Boeing and Seller shall each keep confidential and protect from disclosure all (a) confidential, proprietary, and/or trade secret information; (b) tangible items containing, conveying, or embodying such information; and (c) tooling obtained from and/or belonging to the other in connection with this Agreement or any Order (collectively referred to as "Proprietary Information and Materials"). Boeing and Seller shall each use Proprietary Information and Materials of the other only in the performance of and for the purpose of this Agreement and/or any Order. Provided, however, that despite any other obligations or restrictions imposed by this Section 20.0, Boeing shall have the right to use and disclose of Seller's Proprietary Information and Materials as approved by Seller for the purposes of testing, certification, use, sale, or support of any products delivered under this Agreement, an Order, or any airplane, including such an item; and any such disclosure by Boeing shall, whenever appropriate, include a restrictive legend as approved by Seller for suitable to the particular circumstances. The restrictions on disclosure or use of Proprietary Information and Materials by Seller shall apply to all materials derived by Seller or others from Boeing's Proprietary Information and Materials. Upon Boeing's request at any time, and in any event upon the completion, termination or cancellation of this Agreement, Seller shall return all of Boeing's Proprietary Information and Materials, and all materials derived from Boeing's Proprietary Information and Materials to Boeing unless specifically directed otherwise in writing by Boeing. Seller shall not, without the prior written authorization of Boeing, sell or dispose of(as scrap or otherwise) any parts or other materials containing, conveying, embodying, or made in accordance with or by reference to any Proprietary Information and Materials of Boeing. Prior to disposing of such parts of materials as scrap, Seller shall render them unusable. Boeing shall have the right to audit Seller's compliance with this Section 20.0 Seller may disclose Proprietary Information and Materials of Boeing to its subcontractors as required for the performance of an Order, provided that each such subcontractor first assumes by written agreement, the same obligations imposed upon Seller under this
          Section 20.0 relating to Proprietary Information and Materials; and Seller shall be liable to Boeing for any breach of such obligation by such subcontractor. The provisions of this Section 20.0 are effective in lieu of, and will apply notwithstanding the absence of any restrictive legends or notices applied to Proprietary Information and Materials; and the provisions of this Section 20.0 shall survive the performance, completion, termination or cancellation of this Agreement or any Order This Section 20.0 supplements any and all other prior agreements or understandings between the parties to the extent that such agreements or understandings relate to Boeing's obligations relative to confidential, proprietary, and/or trade secret information, or tangible items containing, conveying, or embodying such information, obtained from Seller and related to any Product, regardless of whether disclosed to the receiving party before or after the effective date of this Agreement.

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

21.0      COMPLIANCE WITH LAWS

21.1      SELLER'S OBLIGATION
          Seller shall be responsible for complying with all laws, including, but not limited to, any statute, rule, regulation, judgment, decree, order, or permit applicable to its performance under this Agreement. Seller further agrees (1) to notify Boeing of any obligation under this Agreement which is prohibited under applicable environmental law. At the earliest opportunity but in all events sufficiently in advance of Seller's performance which obligation so as to enable the identification of alternative methods of performance, and (2) to notify Boeing at the earliest possible opportunity of any aspect of its performance which becomes subject to additional environmental regulation or which Seller reasonably believes will become subject to additional regulation during the performance of this Agreement.

21.2      GOVERNMENT REQUIREMENTS
          If any of the work to be performed under this Agreement is performed in the United States, Seller shall, via invoice or other form satisfactory to Boeing, certify that the Products covered by the Order were produced in compliance with Sections 6, 7, and 12 of the Fair Labor Standards Act (29 U.S. C. 201-291), as amended, and the regulations and orders of the U. S. Department of Labor issued thereunder. In addition, the following Federal Administration Regulations are incorporated herein b this reference except "Contractor" shall mean "Seller."

          FAR 52.222-26  "Equal Opportunity"
          FAR 52.222-35 "Affirmative Action for Special Disabled & Vietnam Era Veterans"
          FAR 52.222-36   "Affirmative Action for Handicapped Workers"

22.0      INTEGRITY IN PROCUREMENT
          Boeing's policy is to maintain high standards of integrity in procurement. Boeing's employees must ensure that no favorable treatment compromises their impartiality in the procurement process. Accordingly, B Boeing's employees must strictly refrain from soliciting or accepting any payment, gift, favor or thing of value which could improperly influence their judgment with respect to either issuing an

          Order or administering this Agreement. Consistent with this policy, Seller agrees not to provide or offer to provide any employees of Boeing any payment, gift, favor or thing of value for the purposes of improperly obtaining or rewarding favorable treatment in connection with any Order or this Agreement. Seller shall conduct its own procurement practices and shall ensure that its suppliers conduct their procurement practices consistent with these standards. If Seller has reasonable grounds to believe that this policy may have been violated, Seller shall immediately report such possible violation to the appropriate Director of Materiel or Ethics Advisor of Boeing.

23.0      INFRINGEMENT
          Seller shall indemnify, defend and save Boeing and Customers harmless from all claims, suits, actions, awards (including but not limited to awards based on intentional infringement of patents known to Seller at the time of such infringement, exceeding actual damages, and/or including attorney's fees and/or costs), liabilities, damages, costs and attorneys' fees related to the actual or alleged infringement of any United States or foreign intellectual property (including but not limited to any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) and arising out of the manufacture, sale or use of Products by Boeing or Customers. Boeing and/or Customers shall duly notify Seller of any such claim, suit or action; and Seller shall at its own expense, fully defend such claim, suit or action on behalf of Boeing and/or Customers.
          Seller shall have no obligation under this Section 23.0 with regard to any infringement arising from: (i) Seller's compliance with formal specifications issued by Boeing where infringement could not be avoided in complying with such specifications or (ii) use or sale of Products in combination with other items when such infringement would not have occurred from the use or sale of those Products solely for the purpose for which they were designed or sold by Seller. For purposes of this
          Section 23.0 only, the term Customer shall not include the United States Government; and the term Boeing shall include The Boeing Company (Boeing) and all Boeing subsidiaries and all officers, agents, and employees of Boeing or any Boeing subsidiary. In no event will Seller's liability hereunder extend beyond thirty-six
          (36) months after First Delivery of product to Buyer.

24.0      BOEING'S RIGHTS IN SELLER'S PATENTS, COPYRIGHTS, TRADE SECRETS &
          TOOLING
          Seller hereby grants to Boeing an irrevocable, nonexclusive, paid-up worldwide license to practice and/or use, and license others to practice and/or use on Boeing's behalf, all of Seller's patents, copyrights, trade secrets (including, without limitation, designs, processes, drawings, technical data and tooling), industrial designs, semiconductor mask works, and tooling (collectively hereinafter referred to as "Licensed Property") related to the development, production, maintenance or repair of Products. Boeing hereafter retains all of the aforementioned license rights in Licensed Property, but Boeing hereby covenants not to exercise such rights except in connection with the making, having made, using and selling of Products or products of the same kind, and then only in the event of any of the following:

     A. Seller discontinues or suspends business operations or the production of any or all of the Products;

     B. Seller is acquired by or transfers any or all of its rights to manufacture any Product to any third party, whether or not related;

     C.   Boeing cancels this Agreement or any Order for default pursuant to GTA
          Section 13.0 herein;

     D. In Boeing's good faith judgment it becomes necessary, in order for Seller to comply with the terms of this Agreement or any Order, for Boeing to provide support to Seller (in the form of design, manufacturing, or onsite personnel assistance) substantially in excess of that which Boeing normally provides to its suppliers.

     E. Seller's trustee in bankruptcy (or seller as debtor in possession) fails to assume this Agreement and al Orders by formal entry of an order in the bankruptcy court within sixty (60) days after entry of an order for relief in a bankruptcy case of the Seller, or Boeing elects to retain its rights to Licensed Property under the bankruptcy laws;

     F Seller is at any time insolvent (whether measured under a balance sheet test or by the failure to pay debts as they come due) or the subject of any insolvency or debt assignment proceeding under state or nonbankruptcy law; or

     G. Seller voluntarily becomes a debtor in any case under bankruptcy law or in the event an involuntary bankruptcy petition is filed against Seller, such petition is not dismissed within sixty (60) days.

          As part of the license granted under this Section 24.0, Seller shall, at the written request of Boeing and at no additional cost to Boeing, promptly deliver to Boeing any and all Licensed Property considered by Boeing to be necessary to satisfy Boeing's requirements for Products and their substitutes.

25.0      NOTICE

25.1      ADDRESSES
          Notices and other communications shall be given in writing by personal delivery, mail, telex, teletype, telegram, facsimile, cable or other electronic transmission addressed to the respective party as set forth in the SBP Section 9.0

25.2      EFFECTIVE DATE
          The date on which any such communication is received by the addressee is the effective date of such communication.

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

25.3      APPROVAL OR CONSENT
          With respect to all matters subject to the approval or consent of either party, such approval or consent shall be requested in writing and is not effective until given in writing. With respect to Boeing, authority to grant approval or consent is limited to Boeing's Materiel Representative.

26.0      PUBLICITY
          Seller will not, and will require that its subcontractors and suppliers of any tier will not, (i) cause or permit to be released any publicity, advertisement, news release, public announcement, or denial or confirmation of the same, in whatever form, regarding any Order or Products, or the program to which they may pertain, or (ii) use, or cause or permit to be used, the Boeing name or any Boeing trademark in any form of promotion or publicity without Boeing's prior written approval.

27.0      TITLE AND RISK OF LOSS OF AIRCRAFT AND GOODS
          Title to the Aircraft shall remain at all times in Buyer or Customer during the period of time in which the Aircraft is in the possession of or under the care, custody or control of Seller; Seller shall be a bailee for hire during such period of time. Risk of loss of the Aircraft shall remain in Buyer or Customer except where Seller has risk of loss as a bailee for hire.

28.0 GENERAL/AIRPORT PREMISES LIABILITY INSURANCE AND HANGARKEEPERS LEGAL LIABILITY
          Seller warrants and represents to Buyer at all times during the performance of the Order, Seller shall maintain the following insurance and shall provide to Buyer no later than thirty (30) working days prior to delivery of the Aircraft to Seller, certificates of insurance evidencing coverage satisfactory to Buyer in compliance with the following:

          General Liability and/or Airport Liability insurance covering premises and operations of Seller in an amount not less than One Hundred Million Dollars ($100,000,000) combined single limit for bodily injury and property damage each occurrence; and Hangarkeepers Legal Liability insurance in an amount not less than One Hundred and Sixty Million Dollars ($160,000,000) each occurrence covering damage to, loss of or destruction of any 737-700 BBJ Aircraft which occurs due to the negligence of Seller while the Aircraft is in the care, custody or control of the Seller under this Agreement. Any such policy shall be with insurers reasonably acceptable to Boeing and shall contain a waiver of any rights of subrogation against Customer and Buyer, their subsidiaries and their respective directors, officers, employees and agents.

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

          and whether arising out of any such Order or any other agreement between the parties.

          Boeing may settle all claims arising out of any Order, including termination claims, directly with Seller. Boeing may unilaterally assign any rights or title to property under the Order to any wholly-owned subsidiary of The Boeing Company.

31.0      NON-WAIVER
          Boeing's failure at any time to enforce any provision of an Order does not constitute a waiver of such provision or prejudice Boeing's right to enforce such provision at any subsequent time.

32.0      HEADING
          Section headings used in this Agreement are for convenient reference only and do not affect the interpretation of the Agreement.

33.0      PARTIAL INVALIDITY
          If any provision of any Order is or becomes void or unenforceable by force or operation of law, the other provisions shall remain valid and enforceable.

34.0      APPLICABLE LAW; JURISDICTION
          Each Order, including all matters of construction, validity and performance, shall in all respects be governed by, and construed and enforced in accordance with, the law as set forth in SBP Section 5.0

35.0      AMENDMENT
          Oral statements and understandings are not valid or binding. Except, as otherwise provided in GTA Section 10.0 and SBP Section 12.0, no Order may be changed or modified except by a writing signed by Seller and Boeing's Materiel Representative.

36.0      LIMITATION
          Seller may not (except to provide an inventory of Products to support delivery acceleration and to satisfy reasonable replacement and Spares requirements) manufacture or fabricate Products or procure any goods in advance of the reasonable flow time required to comply with the delivery schedule in the applicable Order. Notwithstanding any other provision of an Order, Seller is not entitled to any equitable adjustment or other modification of such Order for any manufacture, fabrication, or procurement of Products not in conformity with the requirements of the Order, unless Boeing" written consent has first been obtained. Nothing in this Section 34.0 shall be construed as relieving Seller of any of its obligations under the Order.

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37.1      INCLUSION OF TAXES IN PRICE
          All taxes, including but not limited to federal, state and local income taxes, value added taxes, gross receipt taxes, property taxes, and custom duties taxes are deemed to be included in the Order price, except applicable sales or use taxes on sales to Boeing ("Sales Taxes") for which Boeing has not supplied a valid exemption certificate or unless otherwise indicated on the applicable Order.

37.2      LITIGATION
          In the event that any taxing authority has claimed or does claim payment for Sales Taxes, Seller shall promptly notify Boeing, and Seller shall take such action as Boeing may direct to pay or protest such taxes or to defend against such claim. The actual and direct expenses, without the addition of profit and overhead, of such defense and the amount of such taxes as ultimately determined as due and payable shall be paid directly by Boeing or reimbursed to Seller. If Seller or Boeing is successful in defending such claim, the amount of such taxes recovered by Seller, which had previously been paid by Seller and reimbursed by Boeing or paid directly by Boeing, shall be immediately refunded to Boeing.

37.3      REBATES
          If any taxes paid by Boeing are subject to rebate or reimbursement, Seller shall take the necessary actions to secure such rebates or reimbursement and shall promptly refund to Boeing any amount recovered.

38.0      FOREIGN PROCUREMENT OFFSET
          With respect to work covered by the Order, Seller shall use its best efforts to cooperate with Boeing in the fulfillment of any foreign offset program obligation that Boeing may have accepted as a condition of the sale of Boeing's products. In the event that Seller solicits bids or proposals for, or procures or offers to procure any goods or services relating to the work covered by an Order from any source outside of the United States, Boeing shall be entitled, to the exclusion of all others, to all industrial benefits and other
          "offset" credits which may result from such solicitations, procurements or offers to procure. Seller agrees to take any actions that may be required on its part to assure that Boeing receives such credits.

39.0      ENTIRE AGREEMENT/ORDER OF PREFERENCE

39.1      ENTIRE AGREEMENT
          The Order sets forth the entire agreement and supersedes any and all other prior agreements understandings and communications between Boeing and Seller related to the subject matter of an Order. The rights

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          and remedies afforded to Boeing or Customers pursuant to any provisions of an Order are in addition to any other rights and remedies afforded by any other provisions of this Order, by law or otherwise.

39.2      INCORPORATED BY REFERENCE
          In addition to the documents previously incorporated herein by reference, the documents listed below are by this reference made a part of this Agreement:

     A. Engineering Drawing by Part Number and Related Outside Production Specification Plan (OPSP).

     B. Any other exhibits or documents agreed to by the parties to be a part of this Agreement.

     C.   Order (excluding the documents identified in A and B above).

     D. Engineering Drawing by Part Number and, if applicable, related Outside Production Specification Plan (OPSP).

     E.   Administrative Agreement (if applicable)

     F. Any other exhibits or documents the parties agree shall be part of the Agreement.

39.3      ORDER OF PRECEDENCE
          In the event of a conflict or inconsistency between any of the terms of the following documents, the following order of precedence shall control:

          A. SBP (excluding the Administrative Agreement identified in E below) as amended February 17, 1998.

          B. This General Terms Agreement (excluding the documents identified in D and F below) as amended February 17,1998.

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

29.1      INSURANCE
          Seller shall maintain continuously in effect a property insurance policy covering loss or destruction of or damage to all property in which Boeing does or could have an insurable interest pursuant to this Agreement, including but not limited to Tooling, Boeing-furnished property, raw materials, parts, work-in process, incomplete, or completed assemblies and all other products or parts thereof, and all drawings, specifications, data and other materials relating to any of the foregoing in each case to the extent in the possession or under the effective care, custody or control of Seller, in the amount of full replacement value thereof providing protection against all perils normally covered in an "all risk" property insurance policy
          (including without limitation fire, windstorm, explosion, riot, civil commotion, aircraft, earthquake, flood or other acts of God). Any such policy shall be in the form and with insurers acceptable to Boeing and shall (i) provide for payment of loss thereunder to Boeing, as loss payee, as its interests may appear and (ii) contain a waiver of any rights of subrogation against Boeing, its subsidiaries, and their respective directors, officers, employees and agents.

29.2      CERTIFICATE OF INSURANCE
          Prior to commencement of this Agreement, Seller shall provide to Boeing's Materiel Representative, for Boeing's review and approval, certificates of insurance reflecting full compliance with the requirements set forth in GTA Section 27.1. Such certificates shall be kept current and in compliance throughout the period of this Agreement and shall provide for thirty (30) days advanced written notice to Boeing's Materiel Representative in the event of cancellation, non-renewal or material change adversely affecting the interests of Boeing.

29.3      NOTICE OF DAMAGE OR LOSS
          Seller shall give prompt written notice to Boeing's Materiel Representative of the occurrence of any damage or loss to any property required to be insured herein. If any such property shall be damaged or destroyed, in whole or in part, by an insured peril or otherwise, and if no Event of Default shall have occurred and be continuing, then Seller may, upon written notice to Boeing, settle, adjust, or compromise any and all such loss or damage not in excess of Two Hundred Fifty Thousand Dollars ($250,000) in any one occurrence and Five Hundred Thousand Dollars ($500,000) in the aggregate. Seller may settle, adjust or compromise any other claim by Seller only after Boeing has given written approval, which approval shall not be unreasonably withheld.

30.0      RESPONSIBILITY FOR PERFORMANCE
          Seller shall be responsible for the requirements of this Agreement and any Order referencing this Agreement. Seller shall bear all risks of providing adequate facilities and equipment to perform each Order in accordance with the terms thereof. Seller shall include as part of its

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          subcontracts those elements of the Agreement which protect Boeing's rights including but not limited to right of entry provisions, proprietary information and rights provisions and quality control provisions. In addition, Seller shall provide to its subcontractors sufficient information to clearly document that the work being performed by Seller's subcontractor is to facilitate performance under this Agreement or any Order. Sufficient information may include but is not limited to Order number, GTA number or the name of Boeing's Materiel Representative. No subcontracting by seller shall relieve Seller of its obligation under the applicable Order.

30.1      SUBCONTRACTING
          Seller may not procure any Product, as defined in the applicable Order, from a third party in a completed or a substantially completed form without Boeing's prior written consent.

          Where required by the requirements of the Order, no raw material and/or material process may be incorporated in a Product unless: (a) Seller uses an approved source or (b) Boeing has surveyed and qualified Seller's receiving inspection personnel and laboratories to test the specified raw materials and/or material process. No waiver of survey and qualification requirements will be effective unless granted by Boeing's Engineering and Quality Control Departments. Utilization of a Boeing-approved raw material source does not constitute a waiver of Seller's responsibility to meet all specification requirements.

30.2      RELIANCE
          Boeing's entering into this Agreement is in part based upon Boeing's reliance on Seller's ability, expertise and awareness of the intended use of the Products. Seller agrees that Boeing and Boeing's customers may rely on Seller as an expert, and Seller will not deny any responsibility or obligation hereunder to Boeing or Boeing's customers on the grounds that Boeing or Boeing's customers provided recommendations or assistance in any phase of the work involved in producing or supporting the Products, including but not limited to Boeing's acceptance of specifications, test date or the Products.

30.3      ASSIGNMENT
          Each Order shall inure to the benefit of and be binding on each of the parties hereto and their respective successors and assigns, provided however, that no assignment of any rights or delegation of any duties under such Order is binding on Boeing unless Boeing's written consent has first been obtained. Notwithstanding the above, Seller may assign claims for monies due or to become due under any Order provided that Boeing may recoup or setoff any amounts covered by any such assignment against any indebtedness of Seller to Boeing, whether arising before or after the date of the assignment or the date of this Agreement,

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39.4      DISCLAIMER
          Unless otherwise specified on the face of the applicable Order, any CATIA Dataset or translation thereof (each or collectively "Data") furnished by Boeing is furnished as an accommodation to Seller. It is the Seller's responsibility to compare such Data to the comparable two dimensional computer-aided design drawing to confirm the accuracy of the data.

          BOEING HEREBY DISCLAIMS, AND SELLER HEREBY WAIVES, ALL WARRANTIES AND LIABILITIES OF BOEING AND ALL CLAIMS ND REMEDIES OF SELLER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY DEFECT IN ANY CATIA DATASET OR TRANSLATION THEREOF, INCLUDING, WITHOUT LIMITATION, ANY (A) IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE, (B) ANY IMPLIED

          WARRANTY ARISING FROM COURSE OF DEALING OR PERFORMANCE OR USAGE OF TRADE, (C) RECOVERY BASED UPON TORT, WHETHER OR NOT ARISING FROM DAMAGED PROPERTY, OR OTHERWISE BASED UPON DAMAGED PROPERTY, OR OTHERWISE BASED UPON LOSS OF USE OR PROFIT OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES.

EXECUTED in duplicate as of the date and year first written above by the duly authorized representatives of the parties.

THE BOEING COMPANY                        PATS, Inc
by and through its Division
Boeing Commercial Airplane Group

Name:     /s/ [Illegible]                 Name: /s/ [Illegible]
     --------------------------                -------------------------
Title:  Buyer                             Title:  President
      -------------------------                 ------------------------
Date:  February 17, 1998                  Date:  2/17/98
      -------------------------                 ------------------------

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